Exhibit 99.1

LML Payment Systems, Inc.
Fiscal 2008 First Quarter Conference Call
August 9, 2007

Operator:	Ladies and gentlemen welcome to the LML Payment Systems 2008 First Quarter Conference Call.

With us on the call today is Patrick Gaines, President and CEO of LML Payment Systems and Richard Schulz, Controller and Chief Accounting Officer of LML.

Everyone should have access to the press release which went out earlier today regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and future performance of the corporation and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q and Form 8-K filed with the Securities and Exchange Commission, as well as the Safe Harbor Statement in today's press release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.  The corporation assumes no obligation to revise any forward-looking projections that may be made in today's release or call.

At this time, I would like to turn things over to Mr. Patrick Gaines. Please go ahead, sir.

Patrick Gaines:	Thank you, operator.

Good afternoon everyone and thank you for joining us here today as we discuss results for the first quarter of fiscal year 2008.

I'm going to cover some highlights of the quarter and then Richard will talk about our operational and financial results.  I will then come back and conclude the prepared portion of the call with a few closing remarks before taking questions.

A major highlight of the quarter was our completion and closing of our acquisition of Beanstream Internet Commerce.

Beanstream is a leading provider of Internet payment processing solutions and for their last fiscal year ended December 31, 2006 recognized revenue of $4.3 million and pre-tax net income of $1.6 million.

Beanstream focuses on providing Internet-based merchants with payment processing solutions such as credit, debit, electronic fund transfer and ACH payment options.  Beanstream also supplies online merchants with risk management services such as consumer authentication and additional merchant tools such as integrated shopping carts and reporting and reconciliation tools.

Because we finalized our transaction with Beanstream on the last day of the first quarter of 2008, none of the revenue numbers reported in today’s release include a Beanstream contribution.

I will now turn the call over to Richard who will cover off our financial results for the quarter in more detail.

Richard Schulz:                                           Thank you, Patrick.

As Patrick just mentioned, during the first quarter ended June 30, we completed the acquisition of Beanstream Internet Commerce Inc. On April 30 we entered into an arrangement agreement to acquire all of the outstanding capital stock of Beanstream for a purchase price of approximately CDN$19.5 million or US$18.3 million. The transaction closed on June 30. The purchase price consisted of CDN$7.6 million or US$7.1 million in cash, CDN$5.0 million or US$4.7 million in two-year promissory notes and CDN$6.9 million or US$6.5 million in our common stock paid at closing. Former Beanstream shareholders could also receive up to an additional CDN$2.0 million or US$1.9 million in our common stock if certain revenue milestones are reached by June 30, 2008. For accounting purposes, the consideration measurement date was determined to be June 27, 2007 and due to changes in the Canadian/U.S. currency exchange rates and our common stock price from April 30th to June 27th, the cash, promissory notes and common stock issued to Beanstream has been recorded in our consolidated financial statements at US$20,385,569. We have included the June 30th balance sheet of Beanstream into our consolidated balance sheet as at June 30. The results of operations of Beanstream are not included in our first quarter ended June 30th results, rather, Beanstream’s results of operations will be included in our consolidated results of operations commencing July 1.

In our first quarter ended June 30, we reported revenue of approximately $1.5 million, a decrease of 16.7% for the same period last year. The decrease was due primarily to decreased revenue from our intellectual property licensing.

Check verification revenue was approximately $104,000 for the quarter which represents a 53.8% decrease against the same period last year. This expected decrease was primarily the result of the non-renewal of certain direct contracts with independent stores represented by Grocers Supply Company Inc. which previously accounted for approximately 28% of our revenue from check verification.

We saw revenue from our primary check collection segment decrease by approximately 19.5% and revenue from our secondary collection operations decrease by approximately 9.5% against the same period last year.

Revenue from software licensing royalties was approximately $78,000, an increase of approximately 20% against the same period last year.

Revenue from our intellectual property licensee initiatives decreased by approximately $112,000 over the same period last year and this was primarily attributable to the one granted license in the prior year of approximately $143,000 which was fully recognized as revenue during the prior year’s quarter ended June 30, 2006.  Running royalties from our licensees was approximately $107,000, an increase of approximately 40.8% against the same period last year.

Our cost of operations for the first quarter were approximately $1 million versus approximately $1.3 million for the prior year first quarter, a decrease in cost of operations of approximately $300,000 or approximately 23.1%.   This decrease is primarily attributable to the decrease in primary check collection costs associated with the combination of our primary check collections with our secondary check collections completed in our prior fiscal third quarter ended December 31, 2006.

Our sales, general and administrative expenses decreased approximately $91,000 or approximately 12.5% from approximately $729,000 for the prior year first quarter to approximately $638,000 for the current year first quarter.

Our cash used in operating activities was approximately $443,000 for the quarter versus cash provided by operating activities of approximately $8.1 million for the same period last year. The decrease in cash provided by operating activities was primarily attributable to consideration we received of approximately $16 million less special fee arrangements we paid Kirkland & Ellis of approximately $7.1 million resulting from the three settlement and license agreements we entered into during the prior year’s first quarter.

For the first quarter ended June 30, 2007, we reported a net loss of approximately $248,000 as compared to net income of approximately $184,000 for the first quarter ended June 30, 2006.   Included in our net loss for the quarter were non-cash items being stock based compensation expense of approximately $139,000, and amortization and depreciation expense of approximately $127,000 for a total of approximately $266,000 in non-cash expenses. In applying the non-cash stock based compensation and amortization and depreciation expenses against the $248,000 net loss, the net result is a positive amount of approximately $18,000.

Now, I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:	Thanks, Richard. I’d like to say a few more things about Beanstream.

We believe Beanstream delivers a series of compelling value propositions to Internet merchants.  Beanstream’s suite of services help online merchants reduce payment processing costs, accelerate payment receipts; reduce risk due to fraud; and enhance merchant reporting and reconciliation efforts.

These services are marketed and sold primarily through channel partners and key financial institutional relationships.  To date, Beanstream has acquired over 5,500 merchant customers primarily located in Canada.

Beanstream primarily sells to the smaller merchant segment but has some larger customers of note, including Best Buy, HMV, IKEA, and Club Penguin.

We believe the Beanstream enterprise contains the operational scalability that can support significant increases in volumes with minimal capital expenditures and we believe that is key; as we believe the market opportunity for Beanstream’s services is related to the growth in ecommerce generally which was estimated to be between $8-10 billion in Canada; $114 billion in the U.S.; and $347 billion worldwide.  Most significantly, these markets are growing between 23-35% on calculated annual growth rate basis.

Our growth strategy includes deeper market penetration with respect to acquiring online merchants both in Canada and the United States.  We anticipate that strategy will involve the development of additional channel partnerships with financial institutions and payment processing intermediaries.

Additionally, we  plan to continue to develop integrated solutions that can be sold with packaged industry-leading software such as we have done with Sage’s Simply Payroll.

We will also look carefully and selectively at the possible acquisition of complementary businesses who also market products to the same merchant base.

The acquisition of Beanstream has also allowed us to strengthen our management team.  New to our team is President and  CEO of Beanstream, Craig Thomson who has successfully guided Beanstream since its inception in 2000.  Craig has a degree in Computer Engineering and his entrepreneurial experience is a welcome addition to the team. Also coming on board, is

Beanstream Chief Operating Officer, Chris Koide.  Chris has significant experience in the ecommerce space, having recently worked for successful software firms where he has held positions such as Strategy Manager – Technology Services and Director of Financial Engineering and Risk Management.  Chris has a masters degree in Business Administration specializing in finance.

From a financial model prospective, when we combine our numbers for our last fiscal year-end and Beanstream’s last fiscal year-end, we see on a pro forma basis, combined revenue of $10.8 million representing a blended growth rate of approximately 40% and a gross profit of approximately $4.1 million, representing a gross margin of approximately 38%.

This model is expected to be driven by transactions as revenues are based upon the number and type of transactions conducted each month and by the recurring nature of these revenue streams as most customers conduct transactions each and every month.

Once again, Beanstream has over 5,500 customers and we believe is the referred partner of choice with a number of key strategic payment processors and financial institutions.  We believe the business will continue to expand and we believe revenue and gross margin growth targets of 30% and 50%, respectively, are achievable.

With respect to our intellectual property, the U.S. Patent and Trademark Office continues to make slow progress with our re-issue patent No. 6,547,129, but we did receive positive responses to our applications during the quarter and we expect the patent to re-issue in the future.

We believe it is important to monetize and enforce our intellectual property rights and expect to add to our list of licensees in the months ahead as we are in discussions with potential licensees at present.

In summary, we are excited about the large and growing market opportunity that we believe is related to industry growth in Canada, the United States and Worldwide.  We have a growing customer base and we plan on continuing to provide compelling value propositions to online merchants by making things faster, simpler and better for them.

Our vision is to be perceived as an “enabler” of ecommerce by online merchants.

We are also excited about the recurring revenue model that is transaction-based and anticipate the opportunity to develop high margin revenue streams that efficient Internet payment processing can deliver.

We are looking forward to Q2 as it will be the first quarter reporting results including Beanstream.  We remain committed to maximizing shareholder value and solidifying our financial and operational foundation.

Thank you. And with that, I’ll turn the call back to the operator so we can take some questions.

Operator:	Thank you.

Ladies and gentlemen, if you would like to register for a question, you may press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw, simply press the 1 followed by the 3.

If you are using a speakerphone, please lift your handset before entering your request.

Once again, to register, you may press 1 followed by the 4 now on your telephone.

Our first question comes from the line of (Jonathan White), JT Turner.

Patrick Gaines:              Hello, (Jonathan)?

(Jonathan White):        Yeah. Can you hear me?

Patrick Gaines:              Yes, I can.

(Jonathan White):        Okay. I’m sorry. I was sitting here, didn’t think anybody could hear me. I apologize.

Pat, thanks for taking the call, thanks for having the call. One of the questions I’ve got for you is you’ve got the mainframe computer, the IBM computer system. What percentage of the revenues do you - that you take in now that you get from processing on the IBM system? And how do you foresee that in the future with the acquisition of Beanstream since Beanstream will not be using the IBM system but the - you described it, but it’s the smaller computers that Microsoft set up?

Patrick Gaines:              Well, good question, (Jonathan).

Beanstream has two data centers of their own. Those data centers are both located in the Victoria area. And of course, we have two data centers of our own located in Scottsdale in Phoenix, Arizona.

In the future, there’ll be some rationalization between those data centers, so we certainly don’t need to have four. And we’ll be making the determination going forward which systems we’ll be using for which services.

So right now, the Internet processing services represent about 40% of our revenue. And the check operations represent about 30% of our revenue.

(Jonathan White):        Thank you.

Operator:	Ladies and gentlemen, as a final reminder, to register a question, please press 1 followed by the 4.

Our next question comes from the line of Mr. (Michael Hosey).

Please go ahead, sir.

(Michael Hosey):         Yes. Hello, Pat, can you hear me?

Patrick Gaines:              Yes, we can, (Michael).

(Michael Hosey):         Fine. I was just thinking futuristically after the next quarterly report comes, it might a consideration be for LML Payment Systems since there have been a bit of oh, confused market for the trading of the stock, and has been quite volatile sometimes, (some) more organized arrangements whereby some thought might be given perhaps to consider maybe listing on the American Stock Exchange. Only because of one reason, I know there’s been always a federation concern of a short position in the stock from time to time. And with listing on the AMEX, of course you have to have an uptick (unintelligible) greater control over that. Plus, I think the notoriety and the understanding of the company by more brokers and institutions I think would be visible.

                                        It’s just as a thought. I don’t know if you’ve gotten this far yet.

Patrick Gaines:              Well we haven’t considered listing on the American Stock Exchange, but I can tell you, (Michael), that the board from time to time does consider the company’s visibility and takes action and asks that management look into those things.

                                        Briefly, I would think that a listing on the American Stock Exchange would actually be a step down in our listing from the NASDAQ’s small cap or the NASDAQ capital market as it’s now called.

(Michael Hosey):         Okay.

                                        I don’t understand why, but then again, you know, you have bought fewer over-the-counter firms making or marketing your stocks. Some of them have a tendency to want to (unintelligible) shall we say.

Patrick Gaines:              I’m sorry? Sorry, I didn’t understand your question, (Michael)?

(Michael Hosey):         I was just wondering if you - part of the problem is I think is perhaps the - some of the OTC firms or the market-makers on the stock. I don’t know how close of control you might have on those. And words of a good - you know, I know there are pros and cons of both sides, but if you have a good threshold from, you know, that is made more extensively I think and it’s handled more professionally, I believe, than a conglomerate of OTC market makers.

That’s just my observation over the years.

Patrick Gaines:              Okay.

                                        Well thank you very much for your comment.

(Michael Hosey):         Well thank you for the excellent results and the Beanstream acquisition.

Patrick Gaines:              Okay. Thank you.

Operator:                       Ladies and gentlemen, this does conclude your conference call for today. We thank you all for your presentation and ask that you please disconnect your lines.

Have a nice day, everyone.

END